Exhibit 10(x)-5
AMENDMENT NO. 4
TO
PPL CORPORATION
DIRECTORS DEFERRED COMPENSATION PLAN

WHEREAS, PPL Services Corporation ("PPL") assumed sponsorship of the PPL Corporation Directors Deferred Compensation Plan ("Plan") effective July 1, 2000; and
WHEREAS, the Plan was most recently amended and restated effective February 14, 2000, and subsequently amended by Amendments No. 1, 2 and 3; and
WHEREAS, PPL desires to further amend the Plan and the PPL Corporation Employee Benefit Plan Board has authorized the following changes;
NOW, THEREFORE, the Plan is hereby amended as follows:
I. Effective May 1, 2008, Paragraphs 2, 6, 7, 8 and 11 are amended to read:
2.	Definitions.
(m)
"Mandatory Deferral Amount" means a portion of the retainer fee payable to the Participant equal to an amount established by resolution of the Committee from time to time, but in no event later than December 31 of the calendar year preceding the calendar year in which the retainer fee is earned by the Participant.

(r) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and final Treasury Regulations issued thereunder.
(s) “Separation from Service” means a “separation from service” as defined in Section 409A.
(t) "Stock Account" means the account of Deferred Compensation established for each Participant solely as a bookkeeping entry and described in Paragraph 7.1 of this Plan.
(u) "Stock Unit" means a unit equal in value from time-to-time to the Fair Market Value of one share of Common Stock.
(v) "Total Amount Payable" means the amount credited to a Participant's Cash Account and the Participant's Stock Account.
(w) “Unforeseeable Emergency” means “unforeseeable emergency” as defined in Section 409A.
6.	Deferred Cash Compensation.
(c)
Any election to defer or change the amount of Cash Compensation to be deferred for any subsequent calendar year after the first calendar year of eligibility may be made by Participant not later than December 31 of the year preceding such calendar year by filing with the EBPB an election form; provided, however, that an election once made will be presumed to continue with respect to subsequent years unless timely changed or revoked by Participant in accordance with Sections 6 (c) and (d).  Participant, may, prior to December 31, 1994, elect to defer some or all of his Cash Compensation otherwise payable after July 1, 1995 to this Stock Account.

(d)
Participant may revoke his election to defer Cash Compensation for any calendar year by so notifying the EBPB in writing not later than December 31 of the year preceding the year for which the revocation will be effective.  In order for such notification to be effective, it must be actually received by PPL Services Corporation Payroll Section by such date.  For any subsequent calendar year, Participant may resume his election to defer if he files with the EBPB an election form not later than December 31 of the year preceding such subsequent calendar year.

(e)
The deferral of Cash Compensation remain effective for all years, unless the election is revoked pursuant to paragraph (d).  An election, once made, will be irrevocable except as provided in Sections 6 (c) and (d).

7.2	Cash Account. PPL Corporation shall maintain a Cash Account in the name of each Participant. Such Cash Account shall be maintained as follows:
(b)
Participant's Cash Account shall be credited in substantially equivalent frequency and with a calculated rate of return substantially equivalent to the rate of return that would have been realized had the Cash Account been invested in one or more mutual fund choices offered by the PPL Deferred Savings Plan, but not the Fidelity Brokerage Link.  The mutual fund or funds utilized to calculate the rate of return on the Participant’s Cash Account shall be that mutual fund or funds elected by the Participant in writing on an election form submitted to the EBPB.  The Participant may change investment choices in the same manner as may be permitted by the Deferred Savings Plan for similar mutual fund choices in that Plan.  If a Participant fails to elect any mutual fund, the rate of return shall be calculated as if the Blended Interest Rate Fund was elected.

8.	Payment of Accounts.
(a) The Total Amount Payable shall be payable at the election of the Participant within thirty (30) days after the later of the following events:
(i) Participant experiences a Separation from Service; or
(ii) the age elected by the Participant, provided such age is not greater than 75.

Such election shall apply to the payment of both the Cash Account and the Stock Account, and must be made and become irrevocable pursuant to the timing rules set forth under Article 6 for the corresponding deferral election.  In such election the Participant may defer commencement of distribution until January of the next calendar year after such event occurs.  If the Participant has made no election, payments will commence within thirty (30) days after a Participant experiences a Separation from Service.  No election under this paragraph 8(a) or under paragraph 8(b)(i) shall be effective unless the time of payment under paragraph 8(a) is at least 12 months after the date the election is filed.

Notwithstanding the foregoing, if, immediately prior to Separation from Service, a Participant was an employee of PPL or any organization aggregated with PPL as a single service recipient under Treasury Regulation 1.409 A-1 (g), payments pursuant to Sections 8 (a) and (b) shall commence on the date that is six months after the date of Separation from Service.

In accordance with transitional rules issued by the IRS under Internal Revenue Code Section 409A, all Participants shall be permitted to make a change in previous payment elections prior to December 31, 2008.  If a Participant fails to make a change in prior payment elections by December 31, 2008, the prior elections for payment of the Cash Account shall control and any prior elections for the payment of the Stock Account shall be void if different from Cash Account payment elections.

(b) (i)
The Total Amount Payable shall be paid to the Participant in a single sum or, if elected by the Participant, in annual installments up to a maximum of ten (10) years.  Such election shall apply to the payment of both the Cash Account and the Stock Account, and must be made and become irrevocable pursuant to the timing rules set forth under Article 6 for the corresponding deferral election.  If no effective election has been made, a single-sum shall be paid.

(ii)
Payments in respect of the Stock Account shall be made in Common Stock and payments in respect of the Cash Account shall be made in cash.  A Participant shall receive a number of shares of Common Stock equal to the number of Stock Units in his Stock Account.

(iii)
The amount of each annual installment shall be determined by dividing the Total Amount Payable less any payments already made to Participant by the remaining number of annual installments to be made (i.e., a 10-year payout shall pay 1/10 of the Total Amount Payable as the first installment, 1/9 as the second annual installment, etc.).

(c) (i)
If Participant dies while a Director, or before all installments have been paid under paragraph 8(b), payment shall be made within 30 days after Participant's death to one beneficiary designated by Participant in writing using such form and subject to such condition as determined necessary and approved by EBPB.  Participant shall have a continuing power to designate a new beneficiary in the event of his death at any time prior to his death by written instrument delivered by Participant to the EBPB without the consent or approval of any person theretofore named as his beneficiary.  In the event the designated beneficiary does not survive Participant, payment will be made to an alternate beneficiary designated in writing by Participant.  If no such designation is in effect at the time of death of Participant, or if no person so designated shall survive Participant, payment shall be made to Participant's estate.

(ii) Payment shall be made to Participant's designated beneficiary or Participant's estate in a single sum.
(e)
The EBPB may determine, in its sole discretion, that the Total Amount Payable shall be paid to Participant or his beneficiary upon an Unforeseeable Emergency.  In such case, a single sum payment shall be made upon the occurrence of the Unforeseeable Emergency equal to the amount necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.  A distribution pursuant to this paragraph shall not be made to the extent that an Unforeseeable Emergency may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets to the extent the liquidation would not itself cause severe financial hardship, or by cessation of deferrals under this Plan.

11.	Termination or Amendment.
(a)
The Committee may, in its discretion, terminate or amend this Plan from time to time.  In addition, the EBPB may make such amendments to the Plan as it deems necessary or desirable except those amendments which substantially increase the cost of the Plan to PPL Corporation or significantly alter the benefit design or eligibility requirements of the Plan.  No termination or amendment shall (without Participant's consent) alter: a) Participant's right to payments of amounts previously credited to Participant's Accounts, which amounts shall continue to earn interest or accumulate dividends as provided for herein as though termination or amendment had not been effected, or b) the amount or times of payment of such amounts which have commenced prior to the effective date of such termination or amendment; provided, however, that no such consent may accelerate the Participant's payments.  Notwithstanding the foregoing, if PPL Corporation is liquidated in a corporate dissolution taxed under Section 331 of the Internal Revenue Code, or with the approval of a bankruptcy court pursuant to II U.S.C. 503 (b)(1)(A), the EBPB shall have the right pursuant to a termination liquidation of the Plan (and all plans aggregated with the Plan pursuant to Treasury Regulation 1.409 A-1(c)(2)) within 12 months of such event to determine the Total Amount Payable under Paragraph 8 to Participant, and to cause the amount so determined to be paid in one or more installments or upon such other terms and conditions and at such other time (not beyond the time provided for herein) as the EBPB determines to be just and equitable.

In such event the amounts deferred under the Plan must be included in Participant’s ‘gross income’ in the latest of the following years (or if earlier the taxable year in which the amount is actually or constructively received):  (i) the calendar year in which the Plan termination or liquidation occurs; (ii) for the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

II.	Except as provided for in this Amendment No. 4, all other provisions of the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this Amendment No. 4 is executed this _____ day of _____________, 2008.

PPL SERVICES CORPORATION By:_____________________________ Dale M. Kleppinger Chairman of the Employee Benefit Plan Board